Exhibit 99.1

Airgain® Reports Fourth Quarter and Full Year 2023 Financial Results

SAN DIEGO, CA - March 6, 2024 – Airgain, Inc. (Nasdaq: AIRG), a leading provider of wireless connectivity solutions that creates and delivers embedded components, external antennas, and integrated systems across the globe, today reported financial results for the fourth quarter and full year ended December 31, 2023.

“Our team delivered quarterly sales of $10.1 million, closing out 2023 with sales of $56.0 million,” said Airgain’s President and Chief Executive Officer, Jacob Suen. “We believe that the fourth quarter was the trough for our business after sequential declines through the year. As we turn to 2024, we anticipate a year of gradual growth driven by recoveries in our end markets, investments in product innovations, and launches of our 5-G connectivity initiatives. We remain relentlessly focused on execution and long-term value for our stakeholders.”

Fourth Quarter 2023 Financial Highlights

GAAP

•
Sales of $10.1 million
•
GAAP gross margin of 29.1%
•
GAAP operating expenses of $8.4 million
•
GAAP net loss of $5.5 million or $(0.52) per share

Non-GAAP

•
Non-GAAP gross margin of 30.3%
•
Non-GAAP operating expenses of $6.5 million
•
Non-GAAP net loss of $3.5 million or $(0.33) per share
•
Adjusted EBITDA of $(3.3) million

Fourth Quarter 2023 Financial Results

Sales for the fourth quarter of 2023 were $10.1 million, of which $4.6 million was generated from the enterprise market, $3.2 million from the consumer market and $2.3 million from the automotive market. Sales decreased by $3.6 million or 26.5%, compared to $13.7 million in the third quarter of 2023. Enterprise product sales decreased from the third quarter of 2023 by $2.2 million driven by lower enterprise WiFi and industrial IoT product sales. Consumer sales declined $1.2 million from the third quarter of 2023 driven by lower sales to cable operators. Automotive sales decreased $0.2 million from the third quarter of 2023 on lower aftermarket sales. Sales for the fourth quarter of 2023 decreased by $9.8 million or 49.4% from $19.9 million in the same year-ago period due to decreased sales of $5.4 million from the enterprise market, $3.2 million from the consumer market and $1.2 million from the automotive market.

GAAP gross profit for the fourth quarter of 2023 was $2.9 million compared to $5.2 million for the third quarter of 2023 and $5.9 million in the same year-ago period. Non-GAAP gross profit for the fourth quarter of 2023 was $3.1 million, compared to $5.4 million for the third quarter of 2023 and $6.1 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the fourth quarter of 2023 was 29.1%, compared to 38.2% for the third quarter of 2023 and 29.6% in the same year-ago period. The decrease in gross margin compared to the third quarter of 2023 was primarily due to an excess and obsolete inventory charge. Non-GAAP gross margin for the fourth quarter of 2023 was 30.3% compared to 39.1% for the third quarter of 2023 and 30.5% in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the fourth quarter of 2023 were $8.4 million, compared to $7.1 million for the third quarter of 2023 and $9.2 million in the same year-ago period. Operating expenses were higher for the fourth quarter of 2023 compared to the third quarter of 2023 primarily due to higher personnel compensation and engineering project expenses. Non-GAAP operating expenses for the fourth quarter of 2023 were $6.5 million compared to $6.0 million in the third quarter of 2023 and $7.2 million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the fourth quarter of 2023 was $5.5 million or $(0.52) per share (based on 10.5 million shares), compared to $1.9 million or $(0.18) per share (based on 10.4 million shares) for the third quarter of 2023 and a net loss of $3.2 million or $(0.31) per share (based on 10.2 million shares) in the same year-ago period. The increase in net loss compared to the third quarter of 2023 was due to lower sales, higher expenses and a fourth quarter excess and obsolete inventory charge. Non-GAAP net loss for the fourth quarter of 2023 was $3.5 million or $(0.33) per share (based on 10.5 million shares), compared to a net loss of $0.7 million or $(0.06) per share (based on 10.4 million shares) for the third quarter of 2023 and a non-GAAP net loss of $1.1 million or $(0.11) per share (based on 10.2 million shares) for the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the fourth quarter of 2023 was $(3.3) million, compared to $(0.5) million for the third quarter of 2023 and $(0.9) million in the same year-ago period (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Full Year 2023 Financial Highlights

GAAP

•
Sales of $56.0 million
•
GAAP gross margin of 37.1%
•
GAAP operating expense of $33.2 million
•
GAAP net loss of $12.4 million or $(1.20) per share

Non-GAAP

•
Non-GAAP gross margin of 37.9%
•
Non-GAAP operating expense of $26.4 million
•
Non-GAAP net loss of $5.1 million or $(0.50) per share
•
Adjusted EBITDA of $(4.5) million

Full Year 2023 Financial Results

Sales for the full year of 2023 were $56.0 million, of which $27.2 million was generated from the enterprise market, $18.9 million from the consumer market and $9.9 million from the automotive market. Sales decreased by $19.9 million or 26.2% for the full year of 2023 compared to $75.9 million in 2022. Enterprise sales decreased $7.3 million from $34.5 million in 2022 primarily due to channel excess inventory correction impacting our IIoT products sales. Consumer sales declined by $6.9 million from $25.8 million in 2022 primarily due to weaker end demand, coupled with excess inventory, with cable operators customers. Automotive sales decreased $5.7 million from $15.6 million in 2022 driven by the discontinued AC-HPUE product line and excess inventory correction impacting our aftermarket antenna sales.

GAAP gross profit for the full year of 2023 was $20.8 million compared to $28.0 million in 2022. Non-GAAP gross profit for the full year of 2023 was $21.2 million compared to $28.5 million in 2022 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP gross margin for the full year of 2023 was 37.1%, compared to 36.9% in 2022. Non-GAAP gross margin for the full year of 2023 was 37.9%, compared to 37.6% in 2022 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP operating expenses for the full year of 2023 were $33.2 million, compared to $36.6 million in 2022. The lower operating expenses were due lower personnel expenses, partially offset by higher project expenses. Non-GAAP operating expense for the full year of 2023 was $26.4 million, compared to $29.1 million in 2022 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

GAAP net loss for the full year of 2023 was $12.4 million or $(1.20) per share (based on 10.4 million shares), compared to a net loss of $8.7 million or $(0.85) per share (based on 10.2 million shares) in 2022. The increase in net loss was primarily due to a decrease of $7.2 million in gross profit on lower sales, partially offset by a $3.4 million decrease in operating expenses. Non-GAAP net loss for the full year of 2023 was $5.1 million or $(0.50) per share (based on 10.4 million shares), compared to $0.6 million or $(0.06) per share (based on 10.2 million diluted shares) in 2022 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

Adjusted EBITDA for the full year of 2023 was $(4.5) million, compared to 0.1 million in 2022 (see note regarding "Use of Non-GAAP Financial Measures" below for further discussion of this non-GAAP measure).

First Quarter 2024 Financial Outlook

GAAP

•
Sales are expected to be in the range of $13.3 million to $14.7 million, or $14.0 million at the midpoint
•
GAAP gross margin is expected to be in the range of 38.6% to 41.6%
•
GAAP operating expense is expected to be approximately $8.1 million
•
GAAP net loss per share is expected to be $(0.24) at midpoint

Non-GAAP

•
Non-GAAP gross margin is expected to be in the range of 39.5% to 42.5%
•
Non-GAAP operating expense is expected to be approximately $6.4 million
•
Non-GAAP net loss per share is expected to be $(0.06) at midpoint
•
Adjusted EBITDA is expected to be $(0.5) million at midpoint

Our financial outlook for the three months ending March 31, 2024, including reconciliations of GAAP to non-GAAP measures can be found at the end of this press release.

Conference Call

Airgain management will hold a conference call today Wednesday, March 6, 2024 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss financial results for the fourth quarter and full year ended December 31, 2023.

Airgain management will host the presentation, followed by a question and answer period.

Date: Wednesday, March 6, 2024

Time: 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time)

Participant Dial-In: (877) 407-2988 or +1 (201) 389-0923

The conference call will be broadcast simultaneously and available here and for replay via the investor relations section of the company's website at investors.airgain.com.

A replay of the webcast will be available via the registration link after 8:00 p.m. Eastern Time on the same day until March 6, 2025.

About Airgain, Inc.

Airgain simplifies wireless connectivity across a diverse set of devices and markets, from solving complex connectivity issues to speeding time to market to enhancing wireless signals. Our products are offered in three distinct sub-brands: Airgain Embedded, Airgain Integrated and Airgain Antenna+. Our mission is to connect the world by making wireless simple. Airgain's expertise in custom cellular and antenna system design pairs with our focus on high-growth technologies and our dedication to simplify the growing complexity of wireless. With a broad portfolio of products across the value chain, from embedded components to fully integrated products, we are equipped to solve critical connectivity needs in both the design process and the operating environment across the enterprise, automotive, and consumer markets. Airgain is headquartered in San Diego, California. For more information, visit airgain.com, or follow Airgain on LinkedIn and Twitter.

Airgain, AirgainConnect and the Airgain logo are trademarks or registered trademarks of Airgain, Inc. All other trademarks are the property of their respective owner.

Forward-Looking Statements

Airgain cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding our first quarter and 2024 financial outlook, expected recovery of markets the company serves, expected launches of company initiatives, and overall long-term strategy and priorities. The inclusion of forward-looking statements should not be regarded as a representation by Airgain that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the market for our products is developing and may not develop as we expect; our operating results may fluctuate significantly, including based on seasonal factors, which makes future operating results difficult to predict and could cause our operating results to fall below expectations or guidance; supply constraints on our and our customers' ability to obtain necessary components in our respective supply chains may negatively affect our sales and operating results; risks associated with the performance of our products, including bundled solutions with third-party products; our products are subject to intense competition and competitive pressures from existing and new companies may harm our business, sales, growth rates, and market share; risks associated with quality and timing in manufacturing our products and our reliance on third-party manufacturers; we may not be able to maintain strategic collaborations under which our bundled solutions are offered; overall global supply shortages and logistics delays within the supply chain that our products are used in, as well as adversely affecting the general U.S. and global economic conditions and financial markets, and, ultimately, our sales and operating results; any rise in interest rates and inflation may adversely impact our margins, the supply chain and our customers’ sales, which may negatively affect our sales and operating results; our future success depends on our ability to develop and successfully introduce new and enhanced products for the wireless market that meet the needs of our customers, including our ability to transition to provide a more diverse solutions capability; we sell to customers who are price conscious, and a few customers represent a significant portion of our sales, and if we lose any of these customers, our sales could decrease significantly; we rely on a limited number of contract manufacturers to produce and ship all of our products, and our contract manufacturers rely on a single or limited number of suppliers for some components of our products and channel partners to sell and support our products, and the failure to manage our relationships with these parties successfully or a failure of these parties to perform could adversely affect our ability to market and sell our products; if we cannot protect our intellectual property rights, our competitive position could be harmed or we could incur significant expenses to enforce our rights; and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), this earnings release and the accompanying tables and the related earnings conference call contain certain non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation, amortization (Adjusted EBITDA), non-GAAP net income (loss) attributable to common stockholders (non-GAAP net income (loss)), non-GAAP net income (loss) per (basic or diluted) share (non-GAAP EPS), non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin. We believe these financial measures provide useful information to investors with which to analyze our operating trends and performance.

In computing Adjusted EBITDA, non-GAAP net income (loss), and non-GAAP EPS, we exclude stock-based compensation expense, which represents non-cash charges for the fair value of stock awards; interest income, net of interest expense offset by other expense, depreciation and amortization, severance and exit costs, and provision (benefit) for income taxes. In computing non-GAAP operating expense, we exclude stock-based compensation expense, amortization of intangibles, and severance and exit costs. In computing non-GAAP gross profit and non-GAAP gross margin, we exclude stock-based compensation expense, and amortization of intangible assets. Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash operating expenses; we believe that providing non-GAAP financial measures that exclude non-cash expense allows for meaningful comparisons between our core business operating results and those of other companies, as well as providing us with an important tool for financial and operational decision making and for evaluating our own core business operating results over different periods of time. Management considers these types of expenses and adjustments, to a great extent, to be unpredictable and dependent on a considerable number of factors that are outside of our control and are not necessarily reflective of operational performance during a period.

Our non-GAAP measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. Our Adjusted EBITDA, non-GAAP net income (loss), non-GAAP EPS, non-GAAP operating expense, non-GAAP gross profit and non-GAAP gross margin are not measurements of financial performance under GAAP and should not be considered as an alternative to operating or net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. We do not consider these non-GAAP measures to be a substitute for, or superior to, the information provided by GAAP financial results. Reconciliations with specific adjustments to GAAP results and outlooks are provided at the end of this release.

Airgain Contact

Michael Elbaz

Chief Financial Officer

Airgain, Inc.

investors@airgain.com

Airgain Investor Contact

Matt Glover and Chris Adusei-Poku

Gateway Group, Inc.

+1 949 574 3860

AIRG@gateway-grp.com

Airgain, Inc.

Consolidated Balance Sheets

(in thousands, except par value)

(unaudited)

	As of December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$7,881	$11,903
Trade accounts receivable, net	7,375	8,741
Inventories	2,403	4,226
Prepaid expenses and other current assets	1,422	2,284
Total current assets	19,081	27,154
Property and equipment, net	2,507	2,765
Leased right-of-use assets	1,392	2,217
Goodwill	10,845	10,845
Intangible assets, net	8,234	11,203
Other assets	170	216
Total assets	$42,229	$54,400
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,472	$6,507
Accrued compensation	728	2,874
Accrued liabilities and other	1,926	2,615
Short-term lease liabilities	865	904
Total current liabilities	9,991	12,900
Deferred tax liability	151	139
Long-term lease liabilities	674	1,536
Total liabilities	10,816	14,575
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, par value $0.0001, 200,000 shares authorized; 11,010 shares issued and 10,469 shares outstanding at December 31, 2023; and 10,767 shares issued and 10,226 shares outstanding at December 31, 2022	115,295	111,282
Treasury stock, at cost: 541 shares at December 31, 2023 and 2022	(5,364)	(5,364)
Accumulated deficit	(78,521)	(66,093)
Accumulated other comprehensive income	3	—
Total stockholders’ equity	31,413	39,825
Total liabilities and stockholders’ equity	$42,229	$54,400

Airgain, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Sales	$10,070	$13,696	$19,889	$56,040	$75,895
Cost of goods sold	7,139	8,460	14,009	35,277	47,923
Gross profit	2,931	5,236	5,880	20,763	27,972
Operating expenses:
Research and development	3,169	2,298	2,240	10,505	11,345
Sales and marketing	2,251	1,704	2,623	9,126	11,174
General and administrative	2,999	3,144	4,294	13,532	14,033
Total operating expenses	8,419	7,146	9,157	33,163	36,552
Loss from operations	(5,488)	(1,910)	(3,277)	(12,400)	(8,580)
Other expense (income):
Interest income, net	(41)	(34)	(26)	(109)	(63)
Other expense	(7)	1	16	9	58
Total other (income) expense	(48)	(33)	(10)	(100)	(5)
Loss before income taxes	(5,440)	(1,877)	(3,267)	(12,300)	(8,575)
Provision (benefit) for income taxes	44	4	(47)	128	84
Net loss	$(5,484)	$(1,881)	$(3,220)	$(12,428)	$(8,659)
Net loss per share:
Basic	$(0.52)	$(0.18)	$(0.31)	$(1.20)	$(0.85)
Diluted	$(0.52)	$(0.18)	$(0.31)	$(1.20)	$(0.85)
Weighted average shares used in calculating loss per share:
Basic	10,455	10,430	10,225	10,392	10,190
Diluted	10,455	10,430	10,225	10,392	10,190

Airgain, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	For the Years Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(12,428)	$(8,659)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	661	675
Loss on disposal of property and equipment	—	4
Amortization of intangible assets	2,969	3,026
Stock-based compensation	3,681	4,978
Deferred tax liability	12	30
Changes in operating assets and liabilities:
Trade accounts receivable	1,367	2,015
Inventories	1,823	4,723
Prepaid expenses and other current assets	822	(1,012)
Other assets	6	137
Accounts payable	(93)	1,037
Accrued compensation	(1,253)	(35)
Accrued liabilities and other	(793)	(370)
Payments of contingent consideration fair value changes	—	(2,040)
Lease liabilities	(75)	(63)
Net cash (used in) provided by operating activities	(3,301)	4,446
Cash flows from investing activities:
Purchases of property and equipment	(346)	(763)
Proceeds from sale of equipment	—	13
Net cash used in investing activities	(346)	(750)
Cash flows from financing activities:
Cash paid for business acquisition contingent consideration	—	(6,532)
Payments for withholding taxes related to net share settlement of equity awards	(690)	—
Issuance of shares for stock purchase and option plans	232	228
Net cash used in financing activities	(458)	(6,304)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	3	—

Net decrease in cash, cash equivalents and restricted cash	(4,102)	(2,608)
Cash, cash equivalents, and restricted cash; beginning of period	12,078	14,686
Cash, cash equivalents, and restricted cash; end of period	$7,976	$12,078

Supplemental disclosure of cash flow information:
Taxes paid	$112	$197
Supplemental disclosure of non-cash investing and financing activities:
Operating lease liabilities resulting from right-of-use assets	$11	$—
Accrual of property and equipment	$58	$—

Cash and cash equivalents and restricted cash	$7,881	$11,903
Restricted cash included in other assets	95	$175
Total cash, cash equivalents, and restricted cash	$7,976	$12,078

Airgain, Inc.

Sales by Target Market

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
Target Market	2023	2023	2022	2023	2022
Consumer	$3,209	$4,404	$6,438	$18,934	$25,793
Enterprise	4,615	6,791	10,015	27,209	34,533
Automotive	2,246	2,501	3,436	9,897	15,569
Total sales	$10,070	$13,696	$19,889	$56,040	$75,895

Airgain, Inc. (in thousands) (unaudited)

Reconciliation of GAAP to non-GAAP Gross Profit

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Gross profit	$2,931	$5,236	$5,880	$20,763	$27,972
Stock-based compensation	34	29	98	107	181
Amortization of intangible assets	89	89	89	355	355
Non-GAAP gross profit	$3,054	$5,354	$6,067	$21,225	$28,508

Reconciliation of GAAP to non-GAAP Gross Margin

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Gross margin	29.1%	38.2%	29.6%	37.1%	36.9%
Stock-based compensation	0.3%	0.2%	0.5%	0.2%	0.2%
Amortization of intangible assets	0.9%	0.7%	0.4%	0.6%	0.5%
Amortization of inventory step-up	0.0%	0.0%	0.0%	0.0%	0.0%
Non-GAAP gross margin	30.3%	39.1%	30.5%	37.9%	37.6%

Reconciliation of GAAP to non-GAAP Operating Expenses

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Operating expenses	$8,419	$7,146	$9,157	$33,163	$36,552
Stock-based compensation expense	(1,175)	(494)	(1,305)	(3,574)	(4,797)
Amortization of intangible assets	(653)	(654)	(668)	(2,614)	(2,671)
Severance and exit costs	(64)	22	—	(612)	—
Non-GAAP operating expenses	$6,527	$6,020	$7,184	$26,363	$29,084

Airgain, Inc.

(in thousands, except per share data)

(unaudited)

Reconciliation of GAAP to non-GAAP Net Income (Loss)

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Net loss	$(5,484)	$(1,881)	$(3,220)	$(12,428)	$(8,659)
Stock-based compensation expense	1,209	523	1,403	3,681	4,978
Amortization of intangible assets	742	742	757	2,969	3,026
Severance and exit costs	64	(22)	—	612	—
Other income expense	(47)	(34)	(12)	(109)	(11)
Income tax expense (benefit)	44	4	(50)	128	84
Non-GAAP net loss income attributable to common stockholders	$(3,472)	$(668)	$(1,122)	$(5,147)	$(582)
Non-GAAP net loss income per share:
Basic	$(0.33)	$(0.06)	$(0.11)	$(0.50)	$(0.06)
Diluted	$(0.33)	$(0.06)	$(0.11)	$(0.50)	$(0.06)
Weighted average shares used in calculating non-GAAP net loss income per share:
Basic	10,455	10,430	10,225	10,392	10,190
Diluted	10,455	10,430	10,225	10,392	10,190

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended
	December 31,	September 30,	December 31,	Years Ended December 31,
	2023	2023	2022	2023	2022
Net loss	$(5,484)	$(1,881)	$(3,220)	$(12,428)	$(8,659)
Stock-based compensation expense	1,209	523	1,403	3,681	4,978
Depreciation and amortization	903	900	930	3,630	3,701
Severance and exit costs	64	(22)	—	612	—
Other (income) expense	(47)	(34)	(12)	(109)	(11)
Income tax (benefit) expense	44	4	(50)	128	84
Adjusted EBITDA	$(3,311)	$(510)	$(949)	$(4,486)	$93

Q1-2024 Financial Outlook

Reconciliations of GAAP to Non-GAAP Gross Margin, Operating Expense, Net Loss, EPS and to Adjusted EBITDA
For the Three Months Ended March 31, 2024
(in millions, except per share data)

Gross Margin Reconciliation:		Operating Expense Reconciliation:
GAAP gross margin	40.1%	GAAP operating expenses	$8.1
Stock-based compensation	0.2%	Stock-based compensation	$(1.1)
Amortization	0.7%	Amortization	$(0.6)
Non-GAAP gross margin	41.0%	Non-GAAP operating expenses	$6.4

Net Loss Reconciliation		Net Loss per Share Reconciliation(1):
GAAP net loss	$(2.5)	GAAP net loss per share	$(0.24)
Stock-based compensation	$1.1	Stock-based compensation	0.11
Amortization	$0.8	Amortization	0.07
Non-GAAP net loss	$(0.6)	Non-GAAP net loss per share	$(0.06)

Adjusted EBITDA Reconciliation
GAAP net loss	$(2.5)
Stock-based compensation	$1.1
Depreciation and amortization	$0.9
Adjusted EBITDA	$(0.5)

(1) Amounts are based on 10.5 million basic weighted average shares outstanding.